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                                                                  Exhibit (b)(2)

                                        October 27, 2000

William R. Beloff, President
GeoEnvironmental Acquisition, Inc.
9 Bridie Lane
Norfolk, MA  02056-1739

     RE: First Amendment to Funding Commitment for $19.5 Million Senior Secured Credit Facilities

Dear Mr. Beloff:

     Our Commitment Letter dated August 25, 2000 ("Existing Commitment") is hereby amended and revised by this letter ("First Amendment" and, together with the Existing Commitment, collectively referred to as the "Commitment") as follows:

     A. We are extending the expiration of the Commitment from December 29, 2000 to February 28, 2001.

     B. We are temporarily increasing the availability under the Revolver from $10.0 Million to $14.0 Million for a period of seven (7) days from the date of Closing of the Commitment.

     C. The purpose for the increased availability under Facility A is solely to assist Borrower in acquiring the outstanding capital stock of GZA GeoEnvironmental Technologies, Inc., and for no other purpose.

     D. As consideration for this increased availability under the Revolver, Borrower agrees to pay Bank an additional Underwriting Fee of 30 basis points ($12,000.00). This fee is in addition to all other fees outlined in the Existing Commitment.

     E. Except as expressly amended by this First Amendment, all of the rest of the terms and conditions of the Commitment shall remain in full force and effect.

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     If the terms stated herein are satisfactory to you, please countersign this
First Amendment signifying your acceptance thereof and return the signed and accepted copy to the undersigned by November 10, 2000. We will require all Borrowers and all Guarantors to accept and countersign the Commitment as soon as they are all identified.

                                        Sincerely yours,

                                        /s/ Eric S. Christensen
                                        ----------------------------------------
                                        Eric S. Christensen
                                        Vice President

SEEN, AGREED AND ACCEPTED:
BORROWER:

FUTURECO ENVIRONMENTAL, INC.


By: /s/ Joseph P. Hehir                 Date: November 1, 2000
    ----------------------------------        ----------------------------------
    Name: Joseph P. Hehir
    Title: Vice President

GEOENVIRONMENTAL ACQUISITIONS, INC.


By: /s/ Joseph P. Hehir                 Date: November 1, 2000
    ----------------------------------        ----------------------------------
    Name: Joseph P. Hehir
    Title:  Vice President